Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2007 relating to the financial statements, which appears in Alseres Pharmaceuticals, Inc.’s (formerly known as Boston Life Sciences, Inc.) Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ PricewaterhouseCoopers LLP
Boston, MA
July 12, 2007